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                                                                   EXHIBIT 99.2


                       [ARCADIAN CORPORATION LETTERHEAD]

         Satisfying customer needs with quality products and services.
================================================================================

                 ARCADIAN CORPORATION AND FREEPORT-MCMORAN INC.
                         ANNOUNCE BUSINESS COMBINATION

         Memphis, Tennessee, and New Orleans, Louisiana, August 7, 1996 -- Arcadian Corporation (NYSE:ACA;ACA.PRA) and Freeport-McMoRan Inc. (NYSE:FTX) announced today that they have signed a non-binding letter of intent for the combination of their businesses into a newly formed corporation, pursuant to which it is contemplated that (i) the outstanding common stock of Arcadian and FTX would be converted into common stock of the new company, (ii) the new company would become the ultimate parent corporation of Arcadian and FTX, and
(iii) Arcadian and FTX would become wholly-owned direct or indirect subsidiaries of the new company. Although it is not a condition to the combination, it is also intended that Freeport-McMoRan Resource Partners, Limited Partnership (NYSE:FRP) will be offered an opportunity to participate in a transaction that would convert the publicly held limited partnership units of FRP into capital stock of the new company. An application will be made to list the common stock of the new company on the New York Stock Exchange, and its aggregate market value would be approximately $3 billion based on current trading prices and assuming that FRP public unitholders elect to participate in the transaction.

         In the proposed combination, each share of common stock of Arcadian would be exchanged for 0.658 share of the new company's common stock, and each share of common stock of FTX would be exchanged for one share of the new company's common stock. Arcadian's common stock closed yesterday at $20.625 per share, and FTX's common stock closed yesterday at $36.50 per share. In addition, each share of Arcadian's Mandatorily Convertible Preferred Stock, Series A, outstanding immediately prior to the combination would be converted into one share of a newly created Mandatorily Convertible Preferred Stock of the new company with substantially equivalent rights and preferences as the Arcadian stock, except that it would be convertible into up to 0.658 share of the new company's common stock. In the proposed transaction with FRP, each public limited partnership unit would be converted into capital stock of the new company at a conversion rate to be agreed upon by FTX, FRP and Arcadian, and approved by a vote of the FRP public unitholders. The transactions are expected to be tax-free to Arcadian, FTX and FRP as well as to the shareholders of Arcadian and FTX and the public unitholders of FRP.

         William A. McMinn, Chairman of the Board of Arcadian Corporation,
said: "This proposed transaction would combine leading participants in two of the three major fertilizer nutrients. Arcadian's position as the largest producer and marketer of nitrogen fertilizers and chemicals in the Western Hemisphere, and Freeport-McMoRan's leadership role in phosphates through IMC-Agrico, would create a unique platform to participate in the world's expanding needs for fertilizer inputs which make efficient food production possible."
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         James R. Moffett, Chairman of the Board of Freeport-McMoRan Inc., said:
"The combination of Freeport-McMoRan and Arcadian would create an enterprise with over $2 billion in estimated consolidated annual revenues, over $500 million of estimated consolidated annual operating cash flow (including the revenues and cash flow attributable to FRP), and a very strong capital structure, which would be an industry leader in its current operations and an aggressive participant in worldwide agricultural mineral opportunities." The reporting of these amounts on a consolidated basis is consistent with FTX's historical presentation.

         Rene L. Latiolais, Chief Executive Officer of Freeport-McMoRan Inc. and Freeport-McMoRan Resource Partners, said: "This transaction, if approved by FRP public unitholders, would simplify the corporate structure of Freeport-McMoRan while allowing the FRP public unitholders an enhanced opportunity to participate in the growing demand for crop nutrients brought on by the worldwide agricultural revolution."

         Among other required conditions contained in the letter of intent, the proposed combination of FTX and Arcadian is subject to the negotiation and execution of a definitive merger agreement (which would include customary conditions to closing), completion of due diligence, approval by the Boards of Directors of Arcadian and FTX, approval by the shareholders of Arcadian and FTX, and approval under the Hart-Scott-Rodino Anti-Trust Improvements Act. Completion of the combination is also subject to such rights as IMC Global, Inc. (NYSE:IGL) may have to participate in the transaction under its partnership agreement with FRP governing their IMC-Agrico Company joint venture. The proposed transaction with FRP would also be subject to approval of a special committee of the FTX Board of Directors representing the interests of FRP public unitholders and to a vote of those unitholders. The companies intend to complete the definitive merger agreement in approximately 30 days.

         The terms of the transaction, including the offering of the new company's shares, will be set forth by means of a joint proxy statement/prospectus.

         Arcadian Corporation is the largest producer and marketer of nitrogen fertilizers and chemicals in the Western Hemisphere.

         Freeport-McMoRan Inc. owns a 51.6% interest in Freeport-McMoRan Resource Partners, which is engaged in the production and sale of phosphate fertilizers and animal feed ingredients as well as the mining and sale of phosphate rock through IMC-Agrico Company; the mining, transporting, terminalling and marketing of sulphur; and the development and production of oil and gas reserves.

         Contacts:    John R. Hunt, Director - Investor Relations

                      A. L. Williams, Vice President - Finance and Chief Financial Officer




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